Exhibit 12B


             JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
                                    UNAUDITED

                                                              Twelve
                                                           Months Ended
                                                              June 30,
                                                               1999
                                                          -------------


OPERATING REVENUES                                          $2,026,334
                                                            ----------

OPERATING EXPENSES                                           1,642,931
  Interest portion of rentals (A)                               14,276
                                                            ----------
      Net expense                                            1,628,655
                                                            ----------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds used
    during construction                                          1,847
  Other income, net                                             15,791
                                                            ----------
      Total other income and deductions                         17,638
                                                            ----------
EARNINGS AVAILABLE FOR FIXED
 CHARGES AND PREFERRED STOCK DIVIDENDS
 (excluding taxes based on income)                          $  415,317
                                                            ==========
FIXED CHARGES:
  Interest on funded indebtedness                           $   87,232
  Other interest (B)                                            21,856
  Interest portion of rentals (A)                               14,276
                                                            ----------
      Total fixed charges                                   $  123,364
                                                            ==========
RATIO OF EARNINGS TO FIXED CHARGES                                3.37
                                                                  ====

NOTES:

(A) JCP&L has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes dividends on company-obligated mandatorily redeemable preferred securities of $10,700 for the twelve month period ended June 30, 1999.